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                                                                  Exhibit (h)(4)


                              EXPENSE CAP AGREEMENT

        Agreement made this 26th day of January, 1999, between Hotchkis and Wiley, as investment advisor (the "Advisor"), and the Hotchkis and Wiley Funds (individually, a "Fund" and collectively, the "Funds").

        WHEREAS, the Advisor has been reimbursing some of the Funds for expenses that exceed certain voluntary expense limits, and

        WHEREAS, the Advisor wishes to change its voluntary agreement to limit expenses of some of the Funds and commit to those limits for a period of time, and

        WHEREAS, shareholders of the Funds benefit from any expense limits agreed to by the Advisor.

        NOW, THEREFORE, the Funds and the Advisor agree to expense limits on the annual operating expenses of the Funds, as follows:

                                                                    Expense Limit
                                                               Effective April 1, 1999
                                                                 (as a percentage of
                               Expense Limit Effective            average net assets)
                                   March 1, 1999           ----------------------------------
Fund                            (as a percentage of                               Distributor
                                 average net assets)       Investor Class           Class
----                           -----------------------     --------------         -----------
Equity Income                          0.95%                   0.95%                 N/A
Mid-Cap                                1.15%                   1.15%                 N/A
Global Equity                          1.25%                   1.25%                 N/A
Balanced                               0.95%                   0.95%                1.20%
Total Return Bond                      0.65%                   0.65%                0.90%
Low Duration                           0.58%                   0.58%                0.83%
Short-Term Investment                  0.48%                   0.48%                 N/A

The Advisor's voluntary agreement to limit the annual operating expenses of the Small Cap Fund and the International Fund to 1.00% of each such Fund's average net assets is terminated as of 11:59 p.m. on February 28, 1999. The Advisor agrees to continue the foregoing expense limits through February 29, 2000 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund shareholders.


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        IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

                                            HOTCHKIS AND WILEY, a
                                            division of Merrill Lynch
                                            Asset Management L.P.





                                            By  /s/ NANCY D. CELICK

                                               ---------------------------------


                                            HOTCHKIS AND WILEY FUNDS


                                            By /s/  NANCY D. CELICK
                                               ---------------------------------
                                                    Nancy D. Celick
                                                    President


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